Exhibit 3.1

AMENDMENT NO. 1

TO

AMENDED AND RESTATED BYLAWS

(as of November 16, 2005)

OF

DYNEGY INC.

This Amendment No. 1 (this “Amendment”) to the Amended and Restated Bylaws of the corporation (as of November 16, 2005) (the “Bylaws”) of Dynegy Inc., an Illinois corporation (the “corporation”), is effective as of May 19, 2006, and hereby amends the Bylaws as follows:

1. The introduction to Article III, Section 7(B) of the Bylaws is hereby deleted in its entirety and replaced with the following:

“(B) Notwithstanding anything to the contrary herein, so long as any shares of Class B Common Stock of the corporation are issued and outstanding and the holders of Class B Common Stock have not terminated their rights to block such actions granted to them under Section 4.1 of the Amended and Restated Shareholder Agreement between the corporation and Chevron U.S.A. Inc. dated as of August 11, 2003 (or if executed, Section 3.1 of the Second Amended and Restated Shareholder Agreement, between the corporation and Chevron U.S.A. Inc.), the corporation shall not take (or permit to be taken in its capacity as a shareholder or partner or otherwise permit any subsidiary of the corporation to take) any of the following actions if all of the Class B directors present at the meeting where such action is considered vote against such action:”

2. The last sentence of Article IV, Section 1 of the Bylaws is hereby deleted in its entirety and replaced with the following:

“Each committee other than the Corporate Governance and Nominating Committee shall have at least one Class B Director thereon unless (i) precluded by applicable law or any applicable rule of the NYSE or (ii) each Class B Director declines to serve on such committee.”

3. Article IV, Section 3(H) of the Bylaws is hereby deleted in its entirety and replaced with the following:

“(H) authorize or approve the issuance or sale, or contract for sale, of shares, except that the board may direct a committee (i) to fix the specific terms of the issuance or sale or contract for sale, including without limitation the pricing terms or the designation and relative rights, preferences, and limitations of a series of shares if the board of directors has approved the maximum number of shares to be issued pursuant to such delegated authority or (ii) to fix the price and the number of shares to be allocated to particular employees under an employee benefit plan; or”

The undersigned certifies that this Amendment has been adopted by the Board on the date first set forth above.

Signature:	/s/ J. Kevin Blodgett
Name:	J. Kevin Blodgett
Title:	Secretary

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